Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-231819 and 333-231819-05

Ford Credit Auto Lease Trust 2020-B Investor Roadshow July 2020

Free Writing Prospectus Registration Statement No. 333-231819 Ford Credit Auto Lease Two LLC (“the depositor”) Ford Credit Auto Lease Trust 2020-B (“the issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-800-854-5674. 2

FCALT 2020-B Roadshow Transaction Issuer Participants Ford Credit Auto Lease Trust 2020-B Depositor Ford Credit Auto Lease Two LLC Servicer and Sponsor Ford Motor Credit Company LLC Indenture Trustee U.S. Bank National Association Owner Trustee The Bank of New York Mellon Delaware Trustee BNY Mellon Trust of Delaware Accountants PricewaterhouseCoopers LLP Active Joint-Lead Managers BNP Paribas Securities Corp. RBC Capital Markets TD Securities (USA) LLC Passive Joint-Lead Managers Barclays Capital Inc. Deutsche Bank Securities Asset Representation Reviewer Clayton Fixed Income Services LLC 3

FCALT 2020-B Roadshow Executive Summary • Ford Credit Auto Lease Trust 2020-B (“FCALT 2020-B”) plans to offer $1.25 billion of AAA-rated Class A Notes, $86.0 million of AA-rated Class B Notes and $65.85 million of AA / A-rated Class C Notes  Offering will include fixed rate A-2a and floating rate A-2b Notes which will be sized to demand; Class A-2b notes will not exceed $257.5 million • Initial hard credit enhancement increased by as much as 3.05% compared to recent prior transactions   Initial hard credit enhancement on Class A Notes of 23.20% vs. 20.15% on FCALT 2020-A Subordination (9.45% vs. 8.70%) and overcollateralization (12.75% vs. 11.20%) are higher vs. FCALT 2020-A and other recent FCALT transactions Reserve account is 1.00% Estimated excess spread per annum of 4.38%   4

FCALT 2020-B Roadshow Transaction Summary FCALT 2020-B will be the 19th public term ABS issuance from Ford Credit’s lease securitization program. Ford Credit previously sponsored three Rule 144A term lease ABS transactions in 2009 and 2010 FCALT 2020-B plans to offer $1,250,000,000 of AAA-rated Class A notes, $86,000,000 of AA-rated Class B notes and $65,850,000 of AA / A-rated Class C notes FCALT 2020-B will use a senior / subordinate, sequential pay structure pre-and post-event of default Similar to previous Ford Credit lease securitizations, FCALT 2020-B will use an exchange note structure. The exchange note is secured by a reference pool of leases and leased vehicles The principal amount of the notes will be based on the securitization value of the leases. The securitization value of a lease is the sum of the present values of (1) the remaining scheduled base monthly payments plus (2) the base residual value of the related leased vehicle  The discount rate applied to each lease is the greater of (1) 6.60% and (2) the lease factor  The base residual value for a leased vehicle is the lesser of the contract residual value and the ALG base residual value(1). As a result, the base residual value of 90.39% of the leased vehicles in the reference pool by securitization value equals the ALG base residual value of the leased vehicle • • • • • (1) ALG base residual value represents either ALG residual value at inception or the oldest ALG mark-to-market available for a vehicle. 5

FCALT 2020-B Roadshow Transaction Summary (Continued) The cutoff date for the reference pool is July 1, 2020. The first payment date will be August 17, 2020 (1st business day after August 15, 2020) Credit enhancement for the notes will consist of overcollateralization, subordination, a reserve account and excess spread FCALT 2020-B provides robust disclosure of collateral performance • • •  Original pool characteristics, updated balances, credit loss and residual performance for prior FCALT transactions is shown in the Prospectus (Annex B) Ongoing quarterly supplemental and statistical reporting will be published on Ford Credit’s website and will include an updated payment schedule of the remaining leases, credit loss and residual performance Asset-level data about the reference pool for this securitization will be filed with the SEC on Form ABS-EE on a monthly basis   • The fair value of the residual interest retained by the depositor, a wholly-owned affiliate of Ford Credit, will represent at least 5% of the sum of the fair values of the notes and the residual interest on the closing date 6

FCALT 2020-B Roadshow

Transaction Structure

	Class A-1 Notes	Class A-2a Notes	Class A-2b Notes	Class A-3 Notes	Class A-4 Notes	Class B Notes	Class C Notes	Total
Principal Amount	184,000,000	515,000,000		455,000,000	96,000,000	86,000,000	65,850,000	$1,401,850,000
Class Split[1]	11.45%	32.05%		28.32%	5.98%	5.35%	4.10%	87.25%
Rating (S&P / Moody's)	A-1+ / P-1	AAA / Aaa		AAA / Aaa	AAA / Aaa	AA / Aa1	A / Aa2	
Offering Type	Public	Public		Public	Public	Public	Public	
WAL to Maturity (years)[2]	0.25	0.97		1.76	2.19	2.32	2.43	
Benchmark	Int. LIBOR	EDSF	1 mo. LIBOR[4]	EDSF	Int. Swaps	Int. Swaps	Int. Swaps	
Fixed/Floating	Fixed	Fixed	Floating	Fixed	Fixed	Fixed	Fixed	
Interest Accrual Method	Act / 360	30 / 360	Act / 360	30 / 360	30 / 360	30 / 360	30 / 360	
Payment Frequency	Monthly	Monthly	Monthly	Monthly	Monthly	Monthly	Monthly	
Principal Window (months)[2]	1 - 6	6 - 17	6 - 17	17 - 26	26 - 27	27 - 29	29 – 30	
Expected Final[2][3]	Jan-2021	Dec-2021	Dec-2021	Sep-2022	Oct-2022	Dec-2022	Jan-2023	
Legal Final[3]	Aug-2021	Dec-2022	Dec-2022	Aug-2023	Oct-2023	Nov-2023	Feb-2025	
ERISA Eligible	Yes	Yes	Yes	Yes	Yes	Yes	Yes	

(1) As a percent of initial total securitization value
(2) At pricing speed of 100% prepayment assumption to maturity
(3) The trust will pay interest and principal on the notes on the 15th day of each month (or, if not a business day, the next business day)
(4) The Class A-2b notes will accrue interest at a floating rate which will initially be benchmarked to one-month LIBOR. However, the benchmark may change in certain situations. For more information on how one-month LIBOR is determined and the circumstances under which the benchmark may change, you should read "Description of the Notes — Payments of Interest — Floating Rate Benchmark; Benchmark Transition Event" in the prospectus.

7 | FORD CREDIT

FCALT 2020-B Roadshow Class A Credit Enhancement • Triple-A credit enhancement for FCALT 2020-B is higher than prior transactions  Includes overcollateralization, subordination, and reserve account (Initial: 23.20% / Target: 25.70%)  Estimated excess spread per annum of 4.38% • The distribution of hard credit enhancement is:     Subordination is 9.45% of the initial securitization value Initial overcollateralization is 12.75% of the initial securitization value Target overcollateralization is 15.25% of the initial securitization value The reserve account is 1.00% of the initial securitization value • The amortizing nature of the collateral, the sequential payment structure, the non-declining cash reserve account and overcollateralization are expected to result in credit enhancement increasing over time as a percent of the outstanding securitization value 8

FCALT 2020-B Roadshow Class A-2a and A-2b Floating Rate Notes • • FCALT 2020-B will issue a fixed rate Class A-2a note and an unhedged floating rate Class A-2b note The Class A-2a and Class A-2b notes are collectively referred to as the "Class A-2 notes" and constitute a single class and have equal rights to payments of principal and interest, which will be made on a pro rata basis The allocation of the principal amount of the Class A-2 notes between the Class A-2a notes and the Class A-2b notes will be determined on or before the day of pricing  Class A-2a and Class A-2b notes will each be sized to demand with the Class A-2b notes not to exceed $257.5 million FCALT 2020-B includes LIBOR fallback mechanics based on the Alternative Reference Rates Committee’s recommended fallback language for new issuances of securitizations  The Class A-2b notes will accrue interest at a floating rate based on a benchmark, which will initially be one-month LIBOR  The benchmark may change in certain situations. For more information on how one-month LIBOR is determined and the circumstances under which the benchmark may change, you should read "Description of the Notes — Payments of Interest — Floating Rate Benchmark; Benchmark Transition Event" in the Prospectus • • 9

FCALT 2020-B Roadshow

Composition of the Reference Pool

Number of leases	60,158
Initial total securitization value	$1,606,686,019.09
Residual portion of initial total securitization value	$1,032,055,721.08
Residual portion as a % of initial total securitization value	64.24%
Base monthly payments plus base residual value	$1,794,511,693.57
Base residual value	$1,177,217,246.36 (1)
Weighted average original term	36.1 months (2)
Weighted average remaining term	23.7 months (2)
Seasoning	12.4 months (2)
Weighted average FICO® score at origination	755 (3)
Minimum discount rate	6.60%
Payment Extensions:	
Number of Leases	5,042
Aggregate Securitization Value	$141,322,306.93
Percentage of Initial Total Securitization Value (4)	8.80%

(1) The ALG base residual values for the leased vehicles in the reference pool are generally lower than the contract residual values of those vehicles. As a result, the base residual value of 90.39% of the leased vehicles in the reference pool by securitization value equals the ALG base residual value of the leased vehicle, with 90.39% equal to the ALG residual value and 0% equal to the oldest ALG mark-to-market value that the servicer has for the leased vehicles
(2) Weighted by the securitization value of each lease on the cutoff date of July 1, 2020
(3) This weighted average excludes leases representing 6.03% of the initial securitization value that have lessees who do not have FICO® scores because they (a) are not individuals, or (b) are individuals with minimal or no recent credit history. For a description of FICO® scores, you should read "Sponsor and Servicer - Origination, Underwriting and Purchasing" in the prospectus. There can be no assurance that FICO® scores will be an accurate predictor of the likelihood of repayment of the related lease or that any lessee's credit score would not be lower if obtained on the cutoff date
(4) As of July 13, 2020 approximately 89.48% of these lessees (as a percentage of the initial total securitization value of the related lease) have made at least one scheduled payment in full after receiving a payment extension.

10 | FORD CREDIT

FCALT 2020-B Roadshow

Collateral Highlights

	FCALT 2020-B	FCALT 2020-A	FCALT 2019-B	FCALT 2019-A	FCALT 2018-B	FCALT 2018-A	FCALT 2017-B	FCALT 2017-A	FCALT 2016-A	FCALT 2015-B
Max 6-month Residual Maturities as a % Base Residual value	31.66%	35.20%	32.72%	35.49%	38.27%	31.39%	33.37%	31.61%	27.91%	35.70%
Seasoning (months)	12.4	12.4	11.9	11.7	11.1	11.9	11.9	11.7	11.5	10.3
Model Diversification										
Top Model	19.87%	22.61%	27.27%	23.01%	21.74%	18.92%	19.76%	18.71%	18.66%	17.86%
Top 3 Models	52.07%	55.19%	58.53%	56.11%	58.42%	53.66%	55.54%	50.79%	50.01%	51.50%
SUVs and Trucks as % of Total Securitization Value(1)	33.60%	29.92%	34.50%	28.27%	26.22%	19.17%	19.47%	17.73%	15.96%	19.31%
Weighted Average FICO	755	754	754	754	751	754	751	747	742	741
Weighted Average LTV at Origination	91.38%	90.51%	90.89%	90.40%	91.67%	90.82%	92.44%	93.43%	94.83%	93.73%
Weighted Average PTI at Origination	7.48%	7.41%	7.26%	7.23%	7.31%	7.19%	7.32%	7.31%	7.39%	7.19%
Residual Portion of Securitization Value	64.24%	64.33%	64.36%	63.99%	62.45%	64.26%	64.59%	64.69%	64.28%	64.74%

(1) For transactions prior to FCALT 2017-B, vehicle type reflects classification of 2011 and newer model year Explorers and 2013 and newer model year Escapes, as CUVs rather than SUVs

- Broad distribution of residual maturities
- Seasoned assets continue to be included in the FCALT transactions (results in enhancement build during the early part of transaction)
- The weighted average original term of FCALT 2020-B is 36.1 months (shown on slide 10)
- FCALT 2020-B includes a diverse product mix of 54.71% CUVs, 22.77% Trucks, 11.69% Cars and 10.83% SUVs (shown on slide 13)
- Transactions include consistently high weighted average FICO® scores
- FCALT 2020-B residual portion of securitization value in line with recent FCALT transactions

11 | FORD CREDIT

FCALT 2020-B Roadshow

Geographic Distribution

State[(1)]	Number of Leases		Adjusted MSRP	Acquisition Cost	Securitization Value		Base Residual Value		Residual Portion of Securitization Value	ALG Mark-to-Market
Michigan	13,022	21.65 %	$ 531,377,979.97	$ 428,286,718.77	$ 316,157,268.38	19.68 %	$ 241,799,533.66	20.54 %	$ 212,535,247.72	$ 235,699,466.00
New York	8,516	14.16	368,214,369.24	315,720,240.27	230,266,011.20	14.33	169,156,724.51	14.37	148,224,123.02	165,091,021.00
California	6,137	10.20	257,319,023.12	216,362,375.53	158,589,476.14	9.87	113,980,423.75	9.68	99,846,385.19	111,227,759.00
New Jersey	4,878	8.11	210,838,731.43	180,829,514.40	131,090,667.28	8.16	95,743,260.19	8.13	83,817,342.84	93,630,411.00
Ohio	4,769	7.93	192,244,839.77	165,728,802.56	121,589,304.53	7.57	87,673,857.29	7.45	76,746,472.26	85,752,790.00
Pennsylvania	3,710	6.17	155,189,863.97	128,970,983.64	95,407,536.43	5.94	71,091,648.04	6.04	62,181,716.42	69,509,750.00
Florida	3,189	5.30	143,633,839.78	126,143,031.67	89,276,229.21	5.56	63,173,285.25	5.37	55,303,415.20	61,219,799.00
Texas	1,953	3.25	94,793,537.91	87,310,614.53	61,809,362.40	3.85	41,581,234.24	3.53	36,484,759.21	40,235,312.00
Other	13,984	23.25	638,837,619.25	549,411,335.21	402,500,163.52	25.05	293,017,279.43	24.89	256,916,259.22	286,002,040.00
Total	60,158	100.00 %	$ 2,592,449,804.44	$ 2,198,763,616.58	$ 1,606,686,019.09	100.00 %	$ 1,177,217,246.36	100.00 %	$ 1,032,055,721.08	$ 1,148,368,348.00

(1) States representing greater than 3.00% of initial total securitization value based on the billing address of the lessee on the cutoff date


MI
19.7%
NY
14.3%
CA
9.9%
NJ
8.2%
OH
7.6%
Other
40.4%
Top 5 States
59.6%

FCALT 2020-B


MI
21.1%
NY 14.4%
CA
9.6%
NJ
8.2%
OH 7.3%
Other 39.5%
Top 5 States
60.5%

FCALT 2020-A


MI
21.6%
NY
12.9%
CA
11.1%
NJ
7.4%
OH
6.9%
Other
40.1%
Top 5 States
59.9%

FCALT 2019-B


MI
22.6%
NY
13.3%
NJ
7.6%
OH
7.1%
CA
6.8%
Other
42.6%
Top 5 States
57.5%

FCALT 2019-A

12 | FORD CREDIT

FCALT 2020-B Roadshow Vehicle Type Truck and SUV concentrations generally reflect origination trends, representing 33.60% of initial total securitization value in FCALT 2020-B, 29.92% FCALT 2020-A, 34.50% in FCALT 2019-B and 28.27% in FCALT 2019-A SUV 6.7% SUV 5.1% SUV 4.9% SUV 10.8% Car 13.3% Car 13.0% Car 16.8% 11.7% CUV 52.5% CUV 54.9% CUV 54.7% CUV 56.8% Truck 25.0% Truck 27.8% Truck 23.2% Truck 22.8% FCALT 2020-B FCALT 2020-A FCALT 2019-B FCALT 2019-A 13

FCALT 2020-B Roadshow

Vehicle Model

Vehicle Model[1]	Number of Leases		Adjusted MSRP	Acquisition Cost	Securitization Value		Base Residual Value		Residual Portion of Securitization Value	ALG Mark-to-Market
F-150	9,138	15.19 %	$ 492,125,096.63	$ 411,631,451.06	$ 319,225,063.27	19.87 %	$ 251,622,600.89	21.37 %	$ 220,056,894.08	$ 241,775,971.00
Explorer	10,270	17.07	491,806,434.38	429,190,342.20	313,480,101.12	19.51	231,004,195.76	19.62	201,679,494.88	232,302,356.00
Escape	10,911	18.14	337,759,200.07	278,988,481.18	203,879,495.69	12.69	147,530,575.15	12.53	130,444,376.43	145,406,148.00
Edge	5,666	9.42	235,921,610.47	191,366,313.11	140,106,243.96	8.72	102,328,272.25	8.69	89,877,373.93	99,986,848.00
Fusion[2]	5,967	9.92	180,005,947.07	134,335,981.40	100,826,015.38	6.28	71,382,731.29	6.06	62,906,827.35	70,213,890.00
Expedition	1,611	2.68	118,282,070.56	106,061,237.14	76,397,525.47	4.75	56,718,017.95	4.82	49,845,739.19	53,968,078.00
Navigator	1,037	1.72	95,655,072.51	90,785,090.70	64,116,044.09	3.99	42,873,040.00	3.64	37,693,711.93	42,243,814.00
Nautilus	1,890	3.14	100,966,825.58	90,051,288.26	63,860,628.20	3.97	43,920,991.00	3.73	37,924,922.62	41,796,539.00
MKC	2,347	3.90	99,457,659.83	87,158,989.94	54,430,455.34	3.39	38,587,101.00	3.28	34,263,012.55	35,311,189.00
EcoSport	2,973	4.94	77,249,746.03	63,100,942.97	47,659,359.58	2.97	33,481,148.86	2.84	29,477,899.30	33,563,133.00
MKZ	1,814	3.02	80,610,437.12	69,086,402.64	45,243,633.52	2.82	32,121,539.00	2.73	28,312,428.91	29,541,466.00
Ranger	1,483	2.47	57,117,381.50	50,791,843.30	44,339,312.25	2.76	34,781,083.81	2.95	29,707,592.26	34,001,516.00
Aviator[2]	670	1.11	47,633,842.04	43,510,041.92	33,524,075.33	2.09	20,713,450.00	1.76	17,572,524.92	20,442,850.00
Flex	1,063	1.77	43,199,367.90	35,198,634.19	22,726,891.54	1.41	15,839,988.20	1.35	13,935,628.54	15,182,981.00
Continental	526	0.87	32,100,127.56	28,720,199.81	18,007,287.79	1.12	12,363,886.00	1.05	10,868,516.41	12,197,486.00
Corsair	531	0.88	24,614,715.62	22,151,773.65	16,677,216.65	1.04	10,567,314.00	0.90	8,862,084.81	10,584,560.00
Other[2]	2,261	3.76	77,944,269.57	66,634,603.11	42,186,669.91	2.63	31,381,311.20	2.67	28,626,692.97	29,849,523.00
Total	60,158	100.00 %	$ 2,592,449,804.44	$ 2,198,763,616.58	$ 1,606,686,019.09	100.00 %	$ 1,177,217,246.36	100.00 %	$ 1,032,055,721.08	$ 1,148,368,348.00

(1) Models representing greater than 1.00% of initial total securitization value

(2) Models include vehicles with battery electric or plug-in hybrid electric power source, which represent 1.30% of initial securitization value

FCALT 2020-B Pool Features Broad Model Diversification

14 | FORD CREDIT

FCALT 2020-B Roadshow Residual Maturity Vs. Enhancement Build Residual Maturity by Vehicle Type vs. Hard Credit Enhancement for Class A Notes(1) 20% 100% 18% 90% 16% 80% 70% 14% 12% 60% 10% 50% 8% 40% 30% 6% 4% 20% 2% 10% 0% 0% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 34 36 38 40 42 44 46 48 Hard 'AAA' CE Car CUV SUV Truck (1) Hard credit enhancement consists of overcollateralization, subordination and the reserve account; Assumes zero loss, zero prepays 15 Hard Credit Enhancement as a % of O/S Securitization Value % of Residuals Maturing Each Period Class A-4 Paid Down Class A-3 Paid Down Class A-2 Paid Down Class A-1 Paid Down

FCALT 2020-B Roadshow Residual Maturity Vs. Enhancement Build (Continued) • Enhancement as a percentage of the FCALT 2020-B initial total securitization value builds during the transaction, steadily increasing the amount of residual stress that each class can support over time The inclusion of seasoned leases in the pool is expected to increase the enhancement early in the life of the transaction The residual maturities are well distributed and a diverse mix of vehicle types mature in each period; maximum percentage of residual maturities in any 3 month period is 16.31%, similar to previous FCALT transactions After the A-3 notes are expected to pay-off in month 26, the A-4 notes should have approximately 91% hard enhancement • • • 16

FCALT 2020-B Roadshow

Residual Breakeven Analysis

The tables below show the percentage of base residual loss, after defaults, that can be sustained before the notes incur a loss at various turn-in rates and multiples of base case credit losses

Class A-1 Notes

	Cumulative Net Credit Loss		
Net Loss %	1.00%	3.00%	5.00%
Turn in Rate(1)	1.00x	3.00x	5.00x
70%	100.00%	100.00%	100.00%
80%	100.00%	100.00%	100.00%
90%	100.00%	100.00%	100.00%
100%	100.00%	100.00%	100.00%

Class A-3 Notes

	Cumulative Net Credit Loss		
Net Loss %	1.00%	3.00%	5.00%
Turn in Rate(1)	1.00x	3.00x	5.00x
70%	71.82%	70.95%	70.07%
80%	62.83%	62.08%	61.32%
90%	55.85%	55.17%	54.48%
100%	50.24%	49.64%	49.02%

Class B Notes

	Cumulative Net Credit Loss		
Net Loss %	1.00%	3.00%	5.00%
Turn in Rate(1)	1.00x	3.00x	5.00x
70%	49.34%	48.04%	46.69%
80%	43.17%	42.03%	40.85%
90%	38.37%	37.36%	36.30%
100%	34.53%	33.62%	32.67%

Class A-2 Notes

	Cumulative Net Credit Loss		
Net Loss %	1.00%	3.00%	5.00%
Turn in Rate(1)	1.00x	3.00x	5.00x
70%	100.00%	100.00%	100.00%
80%	100.00%	100.00%	100.00%
90%	99.39%	99.59%	99.81%
100%	89.37%	89.55%	89.73%

Class A-4 Notes

	Cumulative Net Credit Loss		
Net Loss %	1.00%	3.00%	5.00%
Turn in Rate(1)	1.00x	3.00x	5.00x
70%	60.00%	58.91%	57.77%
80%	52.49%	51.54%	50.56%
90%	46.67%	45.82%	44.94%
100%	41.99%	41.22%	40.46%

Class C Notes

	Cumulative Net Credit Loss		
Net Loss %	1.00%	3.00%	5.00%
Turn in Rate(1)	1.00x	3.00x	5.00x
70%	41.12%	39.66%	38.13%
80%	35.95%	34.67%	33.34%
90%	31.94%	30.80%	29.62%
100%	28.72%	27.70%	26.63%

(1) After stress defaults

Assumptions:

- 0% prepayments
- 40% / 40% / 20% (year 1 / 2 / 3) distribution for losses
- 50% recovery of charge-offs (with a 4 month lag on credit loss recoveries)
- 2 month lag on receipt of auction proceeds for residual
- Base net credit loss of 1% of initial total securitization value
- Estimated 4.38% excess spread per annum
- Includes 12.75% initial overcollateralization growing to a target of 15.25%, 9.45% of subordination for the Class A Notes, 4.10% of subordination for Class B Notes, and 1.00% cash reserve account

17 | FORD CREDIT

FCALT 2020-B Roadshow Break-Even Analysis* Break-Even for FCALT 2020-B Compared to Historical Pool Performance Cumulative Residual Loss / (Gain) Return Rate 100% 100% A-2 Break-Even = 89.73% 80% 80% 60% A-3 Break-Even = 49.02% 60% A-4 Break-Even = 40.46% B Break-Even = 32.67% 40% 40% C Break-Even = 26.63% 20% Memo: Worst Recent 12-Month Portfolio Experience = 18.3% (CY 2008) 20% 0% 0% Period (Months) 13151719 2016A 2019A 20% Period (Months) 1 3 2015A 2018A 5 7 9 11 21 23 25 27 29 31 1 3 2015A 2018A 5 7 9 11 13 15 17 19 2016A 2019A 21 23 25 27 2017A 2019B 29 31 33 2017B 2020A 2015B 2018B 2017A 2019B 2017B 2020A 2015B 2018B * Assumes cumulative net credit losses stress of 5%; break-evens are specific to FCALT 2020-B 18 Break-Even = 100% Return Rate Assumed Memo: Worst Recent 12-Month Portfolio Experience = 82% (CY 2008)

FCALT 2020-B Roadshow Securitization Pool Performance Cumulative Return Rate Cumulative Residual Loss / (Gain)* Commentary Cumulative Net Credit Losses** * As a percentage of initial base residual value; includes losses / (gains) on retained and returned vehicles ** Total credit loss as a percent of initial total securitization value 19 0.60% 0.40% 0.20% 0.00% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 2015-A2015-B2016-A2017-A2017-B 2018-A2018-B2019-A2019-B2020-A •For the performance in the pools above (2015-A to 2020-A): - Lifetime cumulative return rates average about 66% - Cumulative residual gains through May 2020 modestly lower vs. May 2019, reflecting increased residual gains on cars, CUVs and SUVs, partially offset by modest losses in trucks - Consistent credit loss performance. 2.0% 0.0% -2.0% -4.0% -6.0% -8.0% -10.0% 1471013161922252831 2015-A 2015-B 2016-A 2017-A 2017-B 2018-A 2018-B 2019-A 2019-B 2020-A 100% 90% 80% 70% 60% 50% 40% 30% 20% 10% 0% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 2015-A 2015-B 2016-A 2017-A 2017-B 2018-A 2018-B 2019-A 2019-B 2020-A

FCALT 2020-B Roadshow U.S. Managed Lease Portfolio Number of Leases Originated (000) 394 377 • Ford Credit leasing, as a share of retail sales, remains below the industry • Ford Credit works with Ford and Lincoln to set guidelines around leasing share, term, model mix and other factors to support brand value and sales Avg. # of Leases Outstanding (000) 841 975 1,006 1,018 1,002 1,024 969 1011 963 Source: 2020Q1 Lease Quarterly Statistical Information and Ford Credit. Rounded for display purposes • Used vehicle values volatile in 2020; declined during onset of Covid-19 pandemic but have since recovered Manheim Used Vehicle Value Index Source: Manheim Consulting, June 2020 (January 1995 = 100.0) 20 414401 27 2015 2016 2017 2018 2019 1Q2019 YTD 1Q2020 YTD APR/MAY 2019 APR/MAY 2020 337 857258

FCALT 2020-B Roadshow

Residual Performance*

		Two Month Ended May 31,		Three Months Ended March 31,		Year Ended December 31,				
		2020	2019	2020	2019	2019	2018	2017	2016	2015
Number of Leases Terminated		18,089	65,439	77,484	94,106	374,364	363,703	365,633	318,132	245,392
Number of Vehicles Returned and Sold		7,619	49,886	54,010	72,473	281,487	271,486	280,753	238,419	174,437
Return Rate		42.12	76.23	69.70	77.01	75.19	74.64	76.79	74.94	71.09
Vehicles Returned and Sold										
Average Adjusted MSRP		41,358	38,046	39,543	37,849	38,347	37,195	35,462	35,050	34,878
Average ALG Base Residual Value		20,074	18,066	18,948	17,876	18,181	17,973	17,531	17,853	18,223
Average Residual Loss/(Gain)		(1,002)	(1,099)	(804)	(348)	(719)	(875)	(240)	14	(733)
Residual Loss/(Gain) as a % of Adjusted MSRP(1)										
	Car	(4.10)	(2.58)	(3.47)	0.35	(1.96)	0.01	4.37	5.95	4.59
	CUV	(5.36)	(2.56)	(2.95)	(0.58)	(2.01)	(3.59)	(4.60)	(4.37)	(5.60)
	SUV(2)	(3.10)	(3.32)	(2.16)	(2.21)	(2.08)	(3.53)	(2.46)	(2.36)	(5.80)
	Truck	0.39	(2.92)	0.18	(1.07)	(1.16)	(2.97)	(3.61)	(4.38)	(10.18)
	Average	(2.42)	(2.89)	(2.03)	(0.92)	(1.87)	(2.35)	(0.68)	0.04	(2.10)
Residual Loss/(Gain) as a % of ALG Base Residual Value(3)		(4.99)	(6.08)	(4.25)	(1.95)	(3.95)	(4.87)	(1.37)	0.08	(4.02)
Terminated Leases										
Average Contract Residual Value as a % of Adjusted MSRP(4)		52.18	54.15	52.74	54.05	53.79	54.81	56.08	57.31	58.65
Average ALG Base Residual Value as a % of Adjusted MSRP(5)		47.37	47.39	47.47	47.15	47.26	48.21	49.35	50.59	51.66
Contract Residual Value Higher/(Lower) than ALG Base Residual Value		4.81	6.76	5.27	6.91	6.53	6.60	6.73	6.72	6.99

*See Appendix for footnotes

- Ford's managed portfolio residual realizations posted a gain of 4.99% for the two months ended May 31, 2020, down from a 6.08% gain for the two months ended May 31, 2019, but still in line with recent full-year performance
- Rating agencies stress residuals in excess of 30% on Class A notes, which is significantly higher than Ford Credit's worst year in 2008 when the portfolio experienced residual losses of 18.26% (not shown)
- Rating agencies apply residual value stress to all vehicles scheduled to be returned over the life of the transaction for FCALT 2020-B, while periods of severe residual stress have historically been much shorter
- Rating agencies assume a 100% return rate even though Ford Credit's highest return rate was only 82.31% in 2008 (not shown)

21 | FORD CREDIT

FCALT 2020-B Roadshow

Credit Performance*

Delinquency, Repossession and Credit Loss Experience	Two Months Ended May 31,		Three Months Ended March 31,		Year Ended December 31,				
	2020	2019	2020	2019	2019	2018	2017	2016	2015
Average number of leases outstanding[(1)]	962,941	1,010,662	969,284	1,023,853	1,002,301	1,018,021	1,005,542	974,580	841,005
Average portfolio outstanding (in millions)[(2)]	$27,384	$27,962	$27,641	$28,109	$27,885	$27,451	$26,586	$25,506	$22,066
Average number of delinquencies[(3)(4)]									
31 - 60 days	5,306	6,004	6,878	7,049	7,105	7,509	7,731	7,436	6,265
61 - 90 days	890	595	774	725	695	731	870	823	585
91 - 120 days	213	44	65	53	49	52	98	103	59
Over 120 days	69	10	16	14	13	9	13	16	8
Average number of delinquencies as a percentage of average number of leases oustanding[(3)(4)]	0.55%	0.59%	0.71%	0.69%	0.71%	0.74%	0.77%	0.76%	0.74%
31 - 60 days	0.09%	0.06%	0.08%	0.07%	0.07%	0.07%	0.09%	0.08%	0.07%
61 - 90 days	0.02%	0.00%	0.01%	0.01%	0.00%	0.01%	0.01%	0.01%	0.01%
91 - 120 days	0.01%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Over 120 days									
	0.41%	0.62%	0.63%	0.42%	0.80%	0.85%	0.73%	0.81%	0.80%
Aggregate balance of delinquent leases as a percentage of average portfolio outstanding[(3)(5)]	0.08%	0.05%	0.07%	0.04%	0.08%	0.08%	0.08%	0.09%	0.08%
31 - 60 days	0.03%	0.00%	0.01%	0.00%	0.00%	0.00%	0.00%	0.01%	0.01%
61-90 days	0.02%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
91 - 120 days									
Over 120 days									
Repossessions as a percentage of average number of leases outstanding[(8)]	0.17%	0.54%	0.63%	0.62%	0.62%	0.69%	0.79%	0.72%	0.63%
Aggregate net losses (gains) (in millions)[(6)]	$2	$13	$19	$24	$82	$86	$102	$83	$51
Net losses (gains) as a percentage of average portfolio outstanding[(6)(8)]	0.04%	0.29%	0.28%	0.34%	0.29%	0.31%	0.38%	0.33%	0.23%
Net losses (gains) as a percentage of gross liquidations[(6)(7)(8)]	0.12%	0.64%	0.64%	0.75%	0.66%	0.72%	0.87%	0.79%	0.59%
Number of leases charged off	737	2,864	3,676	4,505	16,662	18,104	17,953	16,415	11,838
Number of leases charged off as a percentage of average number of leases outstanding[(8)]	0.46%	1.70%	1.52%	1.76%	1.66%	1.78%	1.79%	1.68%	1.41%
Average net loss (gain) on leases charged off[(6)]	$2,194	$4,708	$5,200	$5,231	$4,932	$4,769	$5,701	$5,081	$4,308

*See Appendix for footnotes

22 | FORD CREDIT

FCALT 2020-B Roadshow Recent COVID-19 Business Changes Employees: • Virtually all employees were temporarily and successfully transitioned to remote work arrangements (March 2020) Employees continue to have access to the key technologies they use in the office Presently assessing both duration and breadth of current temporary work arrangements • • Operations: • Suspended involuntary repossessions (March 2020 in selected states, April 2020 nationwide) - By mid-May, Ford Credit had resumed involuntary repossessions consistent with applicable law and regulation in certain areas. Ford Credit expects to resume involuntary repossessions nationwide when feasible Remarketing activity temporarily adjusted for returned and repossessed vehicles • - - Restricted dealer eligibility to use the Accelerate online remarketing application (March 2020) Initiated minimum pricing floor and minimum bid requirement for auction sales of repossessed vehicles (April 2020) Commenced ending temporary adjustments as feasible (May 2020) - • Auction houses suspended physical operations; however, most continued to operate online auctions - As of the end of June, auction activity and pricing has rebounded from April lows with strong dealer demand 23

FCALT 2020-B Roadshow COVID-19 Goodwill Extensions • On March 16, 2020, Ford Credit launched a COVID-19 Goodwill Extension Program for existing customers - - - Customer outreach included emails, website banners and media including television commercials Customers requesting assistance contacted Ford Credit through the website (self-service) or phone Lease extension fees were usually collected - During the Program (March 16 – May 31, 2020), Ford Credit granted extensions to approximately 6% of its U.S. lease customers. As customers roll off the extended period, Ford Credit is closely monitoring and following up with customers for the resumption of normal payments. As of July 13, 2020: - Approximately 91% of the leases receiving COVID-19 extensions have since made at least one full payment - Approximately 2% of the leases receiving COVID-19 extensions are >30 days past due - 24

Appendix 25

FCALT 2020-B Roadshow Footnotes to Residual Table on Slide 21 With regard to the residual table on slide 21, "terminated leases" are leases for which (1) the related leased vehicle was returned during the period and sold by May 31, 2020, (2) the related leased vehicle was purchased under the lease during the period or (3) the lessee defaulted during the period (1) The percentage equivalent to the average residual loss (gain) for leased vehicles of each vehicle type that were returned and sold, divided by the average adjusted MSRP for those vehicles. The vehicle types do not include a small number of vehicles that are not manufactured by Ford or for which Ford Credit does not have a valid vehicle identification number (2) All Explorers and Escapes are classified as SUV regardless of model year (3) The percentage equivalent to the average residual loss (gain) for leased vehicles that were returned and sold, divided by the average ALG base residual value for those vehicles (4) The percentage equivalent to the average contract residual value for leased vehicles that terminated during the period, divided by the average adjusted MSRP of those vehicles (5) The percentage equivalent to the average ALG base residual value for leased vehicles that terminated during the period, divided by the average adjusted MSRP of those vehicles 26

FCALT 2020-B Roadshow Footnotes to Credit Performance Table on Slide 22 (1) Average of the number of leases outstanding at the beginning and end of each month in the period (2) Average of the aggregate lease balance of leases outstanding at the beginning and end of each month in the period (3) The period of delinquency is the number of days that more than $49.99 of a scheduled monthly payment is past due, excluding accounts with bankrupt lessees and accounts that have been repossessed or charged off (4) Average of the number of leases delinquent at the beginning and end of each month in the period. The period of delinquency is the number of days that more than $49.99 of a scheduled monthly payment is past due, excluding accounts with bankrupt lessees (5) Aggregate balance at the end of the period over the aggregate balance of all leases outstanding at the end of the period (6) Net losses include the aggregate balance ((i) lease and other charges, plus (ii) external costs associated with repossession and disposition of vehicles incurred both before and after charge off, plus (iii) external costs associated with continued collection efforts incurred after charge off) of all leases that the servicer determined to be uncollectible in the period less any amounts received in the period on leases charged off in the period or any earlier periods. Net losses also include the excess mileage charges and the estimated cost to repair any excess wear and use that the lessee does not pay when the vehicle is returned, less any amount received in the period for excess mileage and excess wear and use. In addition, net losses include the estimated loss recorded at the time a vehicle is repossessed and this estimated loss is adjusted to reflect the actual loss after the vehicle is sold. Realized losses for a securitized pool of leases for any period include the aggregate lease balance ((i) remaining total securitization value, (ii) external costs associated with repossession and disposition of vehicles incurred both before and after charge off and (iii) external costs associated with continued collection efforts incurred after charge off) of all leases that the servicer determined to be uncollectible in the period less any amounts received in the period on leases charged off in the period. Therefore, realized losses for a securitized pool of leases may be higher or lower than net losses for those leases (7) Gross liquidations are cash payments and charge offs that reduce the outstanding balance of a lease (8) For non-annual periods, the percentages are annualized 27